News Release

NovaCopper Reports on Its Year End and Fourth Quarter Results

February 12, 2013 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) today announced the results of its fiscal year and fourth quarter ended November 30, 2012 and provided an update on its 2012 exploration program at the Upper Kobuk Mineral Projects ("UKMP Projects”) located in the Ambler mining district of Northwest Alaska. Details of the Company's financial results are contained in the consolidated financial statements and Management's Discussion and Analysis which, together with further details on each of the Company's projects, including resource estimates, will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

2012 Activities and Financial Results

In 2012, NovaCopper operated on the basis of a $16.5 million exploration budget designed to support exploration activities and engineering studies at the Ambler and Bornite Properties following completion of the spin-out of the Company from NovaGold Resources Inc. by way of a Plan of Arrangement on April 30, 2012. Exploration efforts in 2012 focused on the Bornite Property and the Sunshine prospect, a satellite polymetallic VMS deposit located 12 kilometers west of the Arctic Property located along the Ambler schist belt. A total of 17,209 meters (26 drill holes) of diamond core drilling was completed with four rigs drilling on the properties, of which 15,457 meters (22 drill holes) were drilled at the South Reef zone of the Bornite Property and 1,752 meters (four drill holes) at the Sunshine prospect. For the year ended November 30, 2012, the Company spent $15.3 million in drilling activities and project support for the 2012 drilling season, $1.2 million under budget for the fiscal year. The Company purchased camp structures and equipment of $1.6 million to support activities at site.

The following annual information is prepared in accordance with U.S. GAAP.

	in thousands of dollars,
	except for per share amounts
	Year ended	Year ended	Year ended
	November	November	November
	30, 2012	30, 2011	30, 2010
	$	$	$
Accretion expense	-	974	1,556
Amortization	769	283	-
General and administrative	2,276	1,338	149
Mineral properties expense	15,327	8,600	1,627
Professional fees	646	76	8
Salaries	2,410	49	-
Salaries – stock-based compensation	9,411	-	-
Loss and comprehensive loss for the year	31,018	11,336	3,340
Basic and diluted loss per common share	$0.67	$0.44	$0.14

For the year ended November 30, 2012, NovaCopper reported a net loss of $31.0 million (or $0.67 basic and diluted loss per common share) compared to a net loss of $11.3 million for the corresponding period in 2011 (or $0.44 basic and diluted loss per common share) and a net loss of $3.3 million for the corresponding period in 2010 (or $0.14 basic and diluted loss per common share). This variance was primarily due to significantly increased activities at its UKMP Projects during the 2012 field season, stock-based compensation, salaries and general and administrative expenses. Mineral property expenses consist of direct drilling, personnel, community, resource reporting and other exploration expenses, as well as indirect project support expenses such as fixed wing charters, helicopter support, fuel, and other camp operation costs. In 2012, NovaCopper became a publicly listed entity, and as a result, recorded stock-based compensation expense for the first time. Total expense recognized for the year was $9.4 million which included the granting of 6.3 million options to directors ($4.1 million), officers and employees ($5.1 million) and an expense of $0.2 million for NovaGold Arrangement Options as part of the spin-out. As NovaCopper was not a publicly traded entity in 2011 and 2010, there is no similar charge. Further, additional expenses were incurred relating to general and administrative expenses and salaries, having its own employees in 2012, on NovaCopper becoming a separate public company. The comparable basic and diluted loss per common share for 2012 is significantly higher than 2011 and 2010 mainly as a result of the increased net loss as well as a greater number of shares outstanding. The Company had 100 common shares outstanding at the end of 2011 held by NovaGold following its incorporation as a wholly-owned subsidiary of NovaGold in April 2011. Under U.S. GAAP, as a stock split occurred through the spin-out from NovaGold, the comparable loss per share in prior periods has been restated to incorporate the shares distributed as if the spin-out occurred at inception and at the date of acquisition of NovaCopper US Inc. Expenses to April 30, 2012, the date of completion of the spin-out, were funded by NovaGold and its affiliates.

Other important variances for the twelve-month period ended November 30, 2012 compared to the same period in 2011 are as follows: (a) $1.0 million accretion expense in 2011 from payments owing on the Ambler land acquisition which were completed in 2011 which resulted in no comparable expense in 2012; (b) $2.3 million in general and administrative expenses in 2012 compared to $1.3 million in 2011, primarily as a result of NovaCopper becoming a public company following the completion of the spin-out from NovaGold and the start-up expenses associated with becoming independent from NovaGold; (c) $15.3 million on mineral properties expense in 2012 compared to $8.6 million in 2011, due to increased activities in 2012 at the Company’s UKMP Projects including operating a four-drill program when compared to two-drill program in 2011; and (d) $2.4 million salaries expense in 2012 compared to $0.1 million in the same period in 2011, primarily because the Company had employees for the first time during 2012 which included a one-time expense of $0.6 million to account for the issuance of 76,005 common shares under the President’s employment agreement on the completion of the spin-out.

Fourth Quarter Results

During the fourth quarter of 2012, we incurred a net loss of $7.8 million compared to $1.7 million for the comparable period in 2011. The increase in net loss in 2012 compared to 2011 was a result of NovaCopper being a separate public company including salaries of $1.3 million, stock-based compensation expense of $1.9 million, and general and administrative expenses of $0.8 million for which there was no comparable expense in the prior year. Other items increasing the net loss resulted from mineral property expenses of $3.1 million in the fourth quarter of 2012 compared to $0.2 million in the fourth quarter of 2011 arising from a longer field season and a larger drilling program.

Liquidity and Capital Resources

At November 30, 2012, NovaCopper had $22.2 million in cash and cash equivalents, and at February 7, 2013, had $19.1 million in cash and cash equivalents. We expended $19.9 million on operating activities during the twelvemonth period ended November 30, 2012, compared with expenditures of $9.7 million for operating activities for the same period in 2011. A majority of cash spent on operating activities during both periods was expended on mineral property expenses, which also accounts for the significant increase similar to our earlier discussions. As the exploration field season in the Ambler district is between May and early October of each year, a significant portion of the mineral property expenses and operating activities are incurred during this time frame. The remaining increase in operating activities from 2011 to 2012 is mostly due to expenditures in the period for general and administrative and salaries expense for which there was no comparative spending in 2011.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit with ~7%1 copper-equivalent grades and the Bornite carbonate replacement deposit which contains Indicated Resources of 179 million lbs of copper (19.4 million tonnes grading 4.05% copper) and Inferred Resources of 3.3 billion lbs of copper (90.8 million tonnes grading 3.47% copper) at the Ruby Creek and South Reef zones. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has formed a partnership with NANA Regional Corporation, Inc. (NANA), an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

For further information please see the Technical Report entitled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek Zones, Northwest Alaska, USA” prepared by BD Resource Consulting, Inc. with an effective date of January 31, 2013, and the Technical Report entitled "NI 43-101 Preliminary Economic Assessment Ambler Project Kobuk, AK," prepared by SRK Consulting (U.S.), Inc. with an effective of February 1, 2012, both of with are available under the Company’s profile at www.sedar.com and www.edgar.com.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contacts:

Elaine Sanders
Vice President & Chief Financial Officer
elaine.sanders@novacopper.com

Patrick Donnelly
Vice President, Corporate Communications
patrick.donnelly@novacopper.com

604-638-8088 or 1-855-638-8088

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1	The Arctic copper-equivalent resource is calculated using the following metals price assumptions: (in USD) $3.93/lb Cu, $1,815/oz Au, $40.55/oz Ag, $0.98/lb Zn, and $1.08/lb Pb.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper's annual report on Form 10-K filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.